EXHIBIT 10.2

August 13, 2019

Ms. Jane Wasman

246 West End Avenue

Apt. 9C

New York, NY  10023

Re: Amendment to December 19, 2005 Employment Agreement

Dear Jane:

This letter serves as an amendment to your employment agreement with Acorda Therapeutics, Inc. dated December 19, 2005, as previously amended (the "Agreement"), in accordance with paragraph 8(b) of the Agreement. Specifically, in exchange for your continuing to provide services to the Company, the Agreement is amended as follows, effective as of the date written above:  Section 5(c)(iv) of the Agreement is amended and restated in its entirety to read as follows:

“(iv)To the extent that the last two sentences of Section 4 do not apply and/or your Options, SARs and Restricted or other Stock Awards have not fully vested under Section 4 or otherwise at the time of the termination of your employment, all of the unvested Options, SARs and Restricted or other Stock Awards granted to you hereunder or under any other agreement shall become immediately and fully vested (and, with respect to Restricted Stock Awards, have the restrictions removed) as of the termination date, and all vested Options shall remain exercisable for 18 months following such date, provided that no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant.”

Except as provided for in this letter, the Agreement remains in full force and effect.  If the amendment specified above is acceptable to you, please sign this letter where indicated below.

Very truly yours, Acorda Therapeutics, Inc. By: /s/ Ron Cohen Name: Ron Cohen Title: President & CEO
Agreed to and accepted: /s/Jane Wasman Jane Wasman Date: 8/13/19